                                                                   EXHIBIT 10.46


                           CALIPER TECHNOLOGIES, CORP.

                             KEY EMPLOYEE AGREEMENT
                                       FOR
                                  MICHAEL KNAPP

        This Employment Agreement ("Agreement") is entered into as of the 1st day of July, 2002, by and between Michael Knapp ("Executive") and Caliper Technologies, Corp. a Delaware corporation (the "Company").

        WHEREAS, the Company has employed Executive as Vice President of the Company since 1995; and

        WHEREAS, the Company now desires to employ Executive in the position of Chief Executive Officer to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

        WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

        1.     EMPLOYMENT BY THE COMPANY.

               1.1 TITLE AND RESPONSIBILITIES. Subject to terms set forth herein, the Company agrees to employ Executive in the position of Chief Executive Officer ("CEO") and Executive hereby accepts such employment effective as of July 1, 2002 (the "Employment Date"). During his continuing employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies) to the business of the Company.

               1.2 EXECUTIVE POSITION. Executive shall report to the Company's Board of Directors (the "Board") and serve in an executive capacity with overall responsibility for management of the Company, consistent with the Bylaws of the Company and as required by the Board.

               1.3 ELECTION TO THE BOARD. Executive agrees to serve as a director and/or officer of the Company if elected by the shareholders and the Board, as the case may be. The Company shall use its best efforts to elect Executive to the Board at the September, 2002 Board meeting and for so long as Executive holds the position of CEO.


                                       1.

               1.4 COMPANY EMPLOYMENT POLICIES. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

        COMPENSATION.

               SALARY. Executive shall receive for services to be rendered hereunder an annualized base salary of three hundred and fifty thousand dollars ($350,000), payable semi-monthly in accordance with the Company's payroll policies and subject to standard deductions and withholdings.

               ANNUAL INCENTIVE BONUS. Executive shall be eligible to earn an Annual Incentive Bonus in the target amount of fifty percent (50%) of Executive's then-current base salary, less standard withholdings and deductions. The amount of the Annual Incentive Bonus, if any, will be determined by the Board in its sole discretion and may be increased or reduced based on certain performance milestones and financial targets for the calendar year, established by mutual agreement between the Board and Executive within ninety (90) days of the Employment Date. Any Annual Incentive Bonus Executive earns will be paid out in accordance with the Company's standard practice. To earn the Annual Incentive Bonus, Executive must be employed by the Company as CEO through the bonus year. No prorated Annual Incentive Bonus can be earned. For calendar year 2002 only, and provided Executive is employed by the Company on December 31, 2002, Executive shall be eligible to receive up to one-half of the Annual Incentive Bonus, as provided in this paragraph, plus one-half of the annual bonus Executive would have received under the bonus program applicable to Executive prior to the Employment Date.

               STANDARD COMPANY BENEFITS. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its executives generally.

               1.5    STOCK OPTIONS.

                      (a) CURRENT STOCK OPTIONS. The parties acknowledge that Executive has been granted certain stock option shares as set forth in Exhibit
A. The stock option shares continue in effect, and each will be subject to the terms and conditions of the plan and stock option agreement under which it was granted, as referenced in Exhibit A.

                      (b) NEW STOCK OPTION GRANT. Subject to the approval of the Board, Executive shall be granted an option to purchase two hundred fifty thousand (250,000) shares of Company common stock on June 13, 2002, with a per share exercise price equal to the fair market value of the Company common stock based on the last sale price of the Company common stock on June 12, 2002, and pursuant to the Company's 1999 Equity Incentive Plan (the "Plan") and the related stock option agreement. The


                                       2.

option shall vest as follows: twenty-five percent (25%) of the option shares shall vest on the first anniversary of the Employment Date, with the remaining option shares to vest thereafter in equal portions on a monthly basis for thirty-six (36) months, during Executive's active service with the Company. The option shall be an incentive stock option to the maximum extent permitted by applicable law.

                      (c) SUPPLEMENTAL STOCK OPTION GRANT. Subject to the approval of the Board, Executive shall be granted an option to purchase fifty thousand (50,000) shares of Company common stock on June 13, 2002, with a per share exercise price equal to the fair market value of the Company common stock based on the last sale price of the Company common stock on June 12, 2002, and pursuant to the Plan and the related stock option agreement. The option shall vest as follows: one hundred percent (100%) of the option shares shall vest on the sixth anniversary of the Employment Date; provided, however, that if the Company achieves certain performance targets established by the Board in the first quarter of 2003 and such targets are achieved on or before December 31, 2003, the option shall vest in 30 equal monthly installments beginning on January 1, 2004.

        PROPRIETARY INFORMATION OBLIGATIONS.

               AGREEMENT. Executive agrees to continue to abide by the Proprietary Information and Inventions Agreement executed on September 20, 1995 and attached hereto as Exhibit B.

               REMEDIES. Executive's duties under the Proprietary Information and Inventions Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

        OUTSIDE ACTIVITIES.

               ACTIVITIES. Except with the prior written consent of the Board, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

               INVESTMENTS AND INTERESTS. Except as permitted by Section 4.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

               NON-COMPETITION. During the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or


                                       3.

have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

        TERMINATION OF EMPLOYMENT.

               TERMINATION WITHOUT CAUSE.

                      TERMINATION. The Company shall have the right to terminate Executive's employment with the Company at any time without Cause.

                      SEVERANCE BENEFITS. In the event Executive's employment is terminated by the Company without Cause, Executive shall be eligible for the following severance benefits: (i) an amount equivalent to his base salary for twelve (12) months from the date of termination, payable as salary continuation in accordance with the Company's ordinarily scheduled payroll; (ii) reimbursement for his health insurance premiums at his current rate of coverage for twelve (12) months following the termination of Company-paid group health insurance coverage, provided Executive timely elects continued coverage under COBRA; and (iii) accelerated vesting of Executive's unvested stock option shares such that, in addition to the number of shares vested as of the date of termination pursuant to terms of the applicable stock option plan and stock option agreement(s), the number of shares that would have vested over the twelve
(12) month period following such date of termination had the Executive's employment not been terminated without Cause, shall be deemed vested as of the date of termination. The severance payments and health care reimbursement in subsections (i) and (ii) above shall cease when Executive commences full-time employment with another business entity. Executive hereby agrees to notify the Company within three (3) business days of accepting such employment.

                      NO OTHER COMPENSATION OR BENEFITS. In the event Executive's employment is terminated without Cause, he will not be entitled to any severance pay, pay in lieu of notice or other such compensation or benefits except as provided in this Agreement.

               TERMINATION FOR CAUSE.

                      TERMINATION. The Company shall have the right to terminate Executive's employment with the Company at any time for Cause.

        DEFINITION OF "CAUSE." "Cause" for termination shall mean: (i) conduct that constitutes willful gross neglect or willful gross misconduct in carrying out Executive's duties, resulting, in either case, in material economic harm to the company, unless Executive believed in good faith that such conduct was in, or not opposed to, the best interest of the Company; (ii) any unjustified refusal to follow reasonable directives by the


                                       4.

Board; or (iii) conviction of a felony crime involving moral turpitude; provided, however, that the Board shall provide written notice of its intent to terminate Executive under (i) or (ii) above and Executive shall have a 30-day period to correct Executive's actions, if such actions can be corrected.

                      NO COMPENSATION OR BENEFITS. In the event Executive's employment is terminated by the Company at any time with Cause, he will not be entitled to severance pay, pay in lieu of notice, accelerated vesting of stock options, or any other such compensation or benefits.

               RESIGNATION FOR GOOD REASON.

                      RESIGNATION. Executive may resign his employment for Good Reason so long as he tenders his resignation of employment and membership on the Board to the Company within sixty (60) days after the occurrence of the event which forms the basis for termination for Good Reason. If Executive terminates his employment for Good Reason, he shall be eligible for the following severance benefits: (i) an amount equivalent to his base salary (prior to any substantial reduction) for twelve (12) months from the date of termination, payable as salary continuation in accordance with the Company's ordinarily scheduled payroll; (ii) reimbursement for his health insurance premiums at his current rate of coverage for twelve (12) months following the termination of Company-paid group health insurance coverage, provided Executive timely elects continued coverage under COBRA; and (iii) accelerated vesting of Executive's unvested stock option shares such that, in addition to the number of shares vested as of the date of termination pursuant to terms of the applicable stock option plan and stock option agreement(s), the number of shares that would have vested over the twelve (12) month period following such date of termination had Executive's employment not terminated for Good Reason, shall be deemed vested as of the date of termination. The severance payments and health care reimbursement in subsections (i) and (ii) above shall cease when Executive commences full-time employment with another business entity. Executive hereby agrees to notify the Company within three (3) business days of accepting such employment.

                      (d) DEFINITION OF "GOOD REASON." For purposes of this Agreement, "Good Reason" shall mean any one of the following events which occurs on or after the Employment Date without Executive's consent: (i) a substantial reduction of Executive's then existing annual base salary; (ii) a substantial reduction in the package of benefits and incentives, taken as a whole, provided to Executive (although employee contributions may be raised to the extent of any cost increases imposed by third parties), except to the extent that such benefits and incentives of all other executive officers of the Company are similarly reduced; or (iii) any substantial diminution of Executive's duties, responsibilities, authority, or reporting structure, or (iv) Executive is required to relocate to a working location such distance that a relocation from current residence would be required.


                                       5.

               VOLUNTARY OR MUTUAL TERMINATION.

                      Executive may voluntarily terminate his employment with the Company at any time, after which no further compensation will be paid to Executive.

                      In the event Executive voluntarily terminates his employment without Good Reason, as defined above, he will not be entitled to severance pay, pay in lieu of notice, accelerated vesting of stock options, or any other such compensation or benefits.

               CHANGE IN CONTROL TERMINATION.

                      (e) DEFINITION. For purposes of this Agreement, Change in Control means the occurrence of any of the following:

                             (i) a sale of substantially all of the assets of
the Company;

                             (ii) a merger or consolidation in which the Company
is not the surviving corporation (other than a merger or consolidation in which the Company's stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, more than fifty percent (50%) of the voting power of the surviving corporation);

                             (iii) a reverse merger in which the Company is the
surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are either not converted or by virtue of the merger are converted into other property, whether in the form of securities, cash or otherwise, in each case (in which the Company's stockholders immediately before the merger do not have, immediately after the merger, more than fifty percent (50%) of the voting power of the Company); or

                             (iv) any transaction or series of related
transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred.

                      TERMINATION AFTER A CHANGE IN CONTROL. In the event that Executive's employment with the Company is terminated without Cause, Constructive Termination or Executive resigns for Good Reason, within thirteen
(13) months following a Change in Control (a "Change in Control Termination"), Executive shall be eligible for the following severance benefits: (i) an amount equivalent to his base salary for twelve (12) months from the date of termination, payable as salary continuation in accordance with the Company's ordinarily scheduled payroll; (ii) reimbursement for his health insurance premiums at his current rate of coverage for twelve (12) months following the termination of Company-paid group health insurance coverage, provided Executive timely elects continued coverage under COBRA; and (iii) all stock options held by Executive shall have their vesting accelerated such that all options are fully vested and exercisable as of the date of the Change in Control Termination. The severance payments and health care reimbursement in subsections
(i) and (ii) above shall cease when Executive commences


                                       6.

full-time employment with another business entity. Executive hereby agrees to notify the Company within three (3) business days of accepting such employment.

                             (v) "Constructive Termination" shall mean either
(i) a material reduction in the Employee's duties, responsibilities or position;
(ii) a material reduction in the Employee's compensation or benefits, except for reductions in compensation and benefits that are concurrent with and consistent with reductions for all executives of the acquiring or surviving corporation; or
(iii) Employee does not maintain exact position in parent company including title and reporting structure. Constructive Termination is triggered by the actual resignation of the employee within 30 days of the above change.

                      VOLUNTARY TERMINATION. In the event Executive voluntarily terminates his employment without Good Reason subsequent to a Change in Control, he will not be entitled to severance pay, pay in lieu of notice, accelerated vesting of stock options, or any other such compensation or benefits.

                      PARACHUTE PAYMENTS. If any cash compensation payment, employee benefits or acceleration of vesting of stock options or other stock awards Executive would receive in connection with a Change in Control ("Payment") would (i) constitute a "parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and
(ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of Executive's termination of employment): reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of stock awards. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive's stock awards unless the Executive elects in writing a different order for cancellation.

        The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Executive's termination of employment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting a change in ownership or effective control of the Company, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear


                                       7.

all expenses with respect to the determinations by such accounting firm required to be made hereunder.

        The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive's right to a Payment arises (if requested at that time by the Company or Executive) or at such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determination of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

        2. RELEASE. Upon the termination of Executive's employment, Executive shall provide the Company with an executed and effective general release substantially in the form attached hereto as Exhibit C (the "Release"), as a condition of receipt of any severance benefits provided under Section 5 of this Agreement. Unless the Release is executed by Executive and becomes fully effective under the terms set forth in the Release, no severance shall be payable to Executive, he shall not be entitled to health care reimbursement, and any acceleration of stock options as provided in this Agreement shall not apply and Executive's stock options in such event may be exercised following the date of Executive's termination only to the extent provided under their original terms in accordance with the applicable stock option plan, and the applicable option agreements.

        NONINTERFERENCE.

               While employed by the Company, and for two (2) years immediately following his employment termination date, Executive agrees not to interfere with the business of the Company by:

                      soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company; or

                      directly or indirectly soliciting the business of any customer of the Company which at the time of Executive's termination or one year immediately prior thereto was listed on the Company's customer list.


                                       8.

        INDEMNIFICATION. Executive shall receive indemnification as a corporate officer and director of the Company to the maximum extent extended to the other officers and directors of the Company. Executive will be required to enter into the Company's standard form of Indemnification Agreement, pursuant to which the Company agrees to advance any expenses for which indemnification is available to the extent allowed by applicable law.

        COOPERATION WITH COMPANY.

               2.1 COOPERATION OBLIGATION. During and after the term of Executive's employment, Executive will cooperate with the Company in responding to the reasonable requests of the Company's Chairman of the Board, CEO or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Executive's cooperation necessary or desirable. In such matters, Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing. The failure by Executive to cooperate fully with the Company in accordance with this Section 9 will be a material breach of the terms of this Agreement which will result in all commitments of the Company to provide severance benefits to Executive under Section 5 of this Agreement becoming null and void.

               2.2 EXPENSES AND FEES. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred by Executive as a result of his cooperation with the obligations described in Section 9.1, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company's standard reimbursement policies and procedures. After termination of Executive's employment, the Company will also pay Executive a reasonable fee in the amount of $200 per hour for the time Executive devotes to matters as requested by the Company under Section 9.1 ("the Fees"). The Company will not deduct or withhold any amount from the Fees for taxes, social security, or other payroll deductions, but will instead issue an IRS Form 1099 with respect to the Fees. Executive acknowledges that in cooperating in the manner described in Section 9.1, he will be serving as an independent contractor, not a Company employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees. Executive hereby indemnifies the Company, and its respective officers, directors, agents, attorneys, employees, shareholders, subsidiaries, and affiliates and holds them harmless from any liability for any taxes, penalties, and interest that may be assessed by any taxing authority with respect to the Fees, with the exception of the employer's share of employment taxes subsequently determined to be applicable, if any.


                                       9.

        GENERAL PROVISIONS.

               NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

               SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

               WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

               COMPLETE AGREEMENT. This Agreement and its Exhibits, constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, supersedes any other agreements or promises made to Executive by anyone, whether oral or written, and cannot be modified or amended except in a writing signed by an officer of the Company.

               COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

               HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

               SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

               ATTORNEYS' FEES. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.


                                       10.

               CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                            CALIPER TECHNOLOGIES, CORP.

                                            By: /s/ Daniel L. Kisner
                                                --------------------------------
                                                   [Name] Daniel L. Kisner
                                                   [Title] President & CEO


                                            Date: 6-17-02

Accepted and agreed this
14th day of June, 2002.

MICHAEL KNAPP, AN INDIVIDUAL

/s/ Michael R. Knapp


                                       11.

                                    EXHIBIT A

                         STOCK OPTIONS HELD BY EXECUTIVE

                                                                          Page 1
Run Date: 06/14/02    Run Time: 5:56pm

                           Caliper Technologies Corp.

                    OPTIONEE ACTIVITY for Mr. Michael R Knapp

        All Types - All Plans, All Grants, As Of Thursday, June 13, 2002

                                                                                               Expired,            Out-      Out-
                                                                                     Subject   Cancell-           standing  standing
Option Holder Name                   Grant                                           to Repur-  ed or     Out-     Un-       Exer-
 Plan / Next Vest       Grant No.  Type Date   Shares    Price     Vested  Exercised  chase    Amended  standing   Vested   cisable
----------------------- ---------  --------- ---------   ------    ------  --------- --------- -------  --------  --------  --------
Knapp, Michael R  (Tax ID:xxx-xx-0912) - Form 144
738 Glenmere Way
Redwood City  CA  94062
                             11 ISO 07/25/96   7,428.0   $0.1092   7,428.0   7,428.0       0       0.0      0.0       0.0         0
   EI96 / Fully Vested
                             18 ISO 10/22/96  32,051.0   $0.468   32,051.0  28,845.0       0       0.0   3,206.0      0.0     3,206
   1999 Equity / Fully Vested
                             23 ISO 10/22/96     641.0   $0.468      641.0     641.0       0       0.0       0.0      0.0         0
   1999 Equity / Fully Vested
                             85 ISO 11/05/97  32,692.0   $0.624   31,602.0  22,884.0       0       0.0   9,808.0  1,090.0      8,718
   1999 Equity / Next Vest: 545 - 08/15/02
                            128 ISO 09/17/98  32,051.0   $0.9672  24,572.0  16,025.0       0       0.0  16,026.0  7,479.0      8,547
   1999 Equity / Next Vest: 534 - 08/16/02
                            219 ISO 10/01/99  57,692.0   $3.12    32,691.0       0.0       0       0.0  57,692.0 25,001.0     32,691
   1999 Equity / Next Vest: 962 - 08/16/02
                          96-58 ISO 03/17/00   2,617.0  $77.00     1,378.0       0.0       0       0.0   2,617.0  1,239.0      1,378
   1999 Equity / Next Vest: 156 - 01/17/03
                         96-58A NQ  03/17/00   4,883.0  $77.00     2,996.0       0.0       0       0.0   4,883.0  1,887.0      2,996
   1999 Equity / Next Vest: 156 - 08/17/02
                         96-359 ISO 01/12/01   1,891.0  $33.625        2.0       0.0       0       0.0   1,891.0  1,889.0          2
   1999 Equity / Next Vest: 1 - 01/12/03
                        96-359A NQ  01/12/01  36,109.0  $33.625   14,247.0       0.0       0       0.0  36,109.0 21,862.0     14,247
   1999 Equity / Next Vest: 792 - 08/12/02
                         96-644 ISO 09/26/01   7,371.0   $9.96         0.0       0.0       0       0.0   7,371.0  7,371.0          0
   1999 Equity / Next Vest: 2 - 01/26/03
                        96-644A NQ  09/26/01  42,629.0   $9.96         0.0       0.0       0       0.0  42,629.0 42,629.0          0
   1999 Equity / Next Vest: 12,500 - 09/26/02

                                                                          Page 2
Run Date: 06/14/02    Run Time: 5:56pm

                           Caliper Technologies Corp.

                    OPTIONEE ACTIVITY for Mr. Michael R Knapp

        All Types - All Plans, All Grants, As Of Thursday, June 13, 2002

                                                                                                  Expired,           Out-     Out-
                                                                                        Subject   Cancell-         standing standing
Option Holder Name                Grant                                       Exer-    to Repur-  ed or    Out-     Un-      Exer-
 Plan / Next Vest    Grant No.  Type Date   Shares      Price        Vested   cised     chase    Amended standing   Vested  cisable
-------------------- ---------  ---------   -------     ------       ------   -------- --------- -------  --------  ------- -------
                        96-682 ISO  01/09/02     521.0  $16.65         0.0       0.0       0       0.0      521.0      521.0       0
   1999 Equity / Next Vest: 521 - 01/09/06
                       96-682A NQ   01/09/02  24,479.0  $16.65         0.0       0.0       0       0.0   24,479.0   24,479.0       0

                                             ---------  ------------  --------- --------  ----    ----  ---------  ---------  ------
           Totals for Knapp, Michael R:      283,055.0 {$10.65873971} 142,424.0 75,823.0   0       0.0  207,232.0  140,631.0  66,601
                                             ---------  ------------  --------- --------  ----    ----  ---------  ---------  ------

If your employment is terminated, Outstanding Un-Vested shares as of the date of termination are automatically cancelled. If you have more than one grant, numbers in brackets represent Weighted Average Price per Share.

                                    EXHIBIT B

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                           CALIPER TECHNOLOGIES CORP.

                        EMPLOYEE PROPRIETARY INFORMATION
                            AND INVENTIONS AGREEMENT

        In consideration of my employment or continued employment by CALIPER TECHNOLOGIES CORP. (the "COMPANY"), and the compensation now and hereafter paid to me, I hereby agree as follows:

I. NONDISCLOSURE

        1.1 RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

        1.2 PROPRIETARY INFORMATION. The term "PROPRIETARY INFORMATION" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "PROPRIETARY INFORMATION" includes (a) trade secrets, inventions, ideas, processes, formulas, products, formulations, developmental or experimental work, publications, clinical data, test data, methods, samples, media and/or call lines, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "INVENTIONS"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

        1.3 THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("THIRD PARTY INFORMATION") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

        1.4 NO IMPROPER USE OF INFORMATION OF PRIOR EMPLOYERS AND OTHERS. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

        2.1 PROPRIETARY RIGHTS. The term "PROPRIETARY RIGHTS" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

        2.2 PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "PRIOR INVENTIONS"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

        2.3 ASSIGNMENT OF INVENTIONS. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this
Section 2, are hereinafter referred to as "COMPANY INVENTIONS."

        2.4 NONASSIGNABLE INVENTIONS. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "SECTION 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

        2.5 OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under
Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

        2.6 GOVERNMENT OR THIRD PARTY. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

        2.7 WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

        2.8 ENFORCEMENT OF PROPRIETARY RIGHTS. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

        In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

        10.1 GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

        10.2 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

        10.3 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

        10.4 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

        10.5 EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

        10.6 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

        10.7 ENTIRE AGREEMENT. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

        This Agreement shall be effective as of the first day of my employment with the Company, namely: September 20, 1995.

        I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:  September 20, 1995

/s/ Michael R. Knapp
------------------------------
SIGNATURE

Michael R. Knapp
------------------------------
(PRINTED NAME)

ACCEPTED AND AGREED TO:

CALIPER TECHNOLOGIES CORP.

By:  /s/ Lawrence A. Bock
   ----------------------------
           Lawrence A. Bock

Title:  President

3180 Porter Drive
-------------------------------
(Address)

Palo Alto, CA 94304

                                    EXHIBIT A

                         LIMITED EXCLUSION NOTIFICATION

        THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

        (1) Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

        (2) Result from any work performed by you for the Company.

        To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

        This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

        I ACKNOWLEDGE RECEIPT of a copy of this notification.

                                 By:  /s/ Michael R. Knapp
                                    --------------------------------------------
                                    Michael R. Knapp (Printed Name of Employee)

                                 Date: September 20, 1995

WITNESSED BY:

        /s/ Lawrence A. Bock
--------------------------------------------------
(Printed Name of Representative) Lawrence A. Bock

Dated: September 20, 1995


                                      A-1.

                                    EXHIBIT B

     TO:   CALIPER TECHNOLOGIES CORP.

   FROM:       MICHAEL R. KNAPP

   DATE:        4-23-96

SUBJECT:   PREVIOUS INVENTIONS

        1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Caliper Technologies Corp. (the "COMPANY") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

        [X] No inventions or improvements.

        [ ] See below:


            -------

            -------

            -------

[ ] Additional sheets attached.

        2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

        INVENTION OR IMPROVEMENT            PARTY(ies)                  RELATIONSHIP
1.
        --------------------------          --------------------        ----------
2.
        --------------------------          --------------------        ----------
3.
        --------------------------          --------------------        ----------

[ ] Additional sheets attached.


                                      B-1.

                                    EXHIBIT C

                                RELEASE AGREEMENT

        I understand that my position with Caliper Technologies, Corp. (the "Company") terminated effective ___________, 20__ (the "Separation Date"). The Company has agreed that if I choose to sign this Release, the Company will provide me with certain severance benefits pursuant to the terms of the Executive Employment Agreement (the "Agreement") between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

        In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company, its affiliates and its and their respective officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys' fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims related to my employment or the termination of my employment or related to all claims for breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have in my capacity as an employee, officer and/or director of the Company pursuant to any express indemnification agreement, nor am I releasing any rights I may have as an owner and/or holder of the Company's common stock and stock options.

        In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

        If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). I also acknowledge that the consideration given for the release and waiver in the above paragraphs is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company ("Effective Date").

Agreed:

CALIPER TECHNOLOGIES, CORP.                        MICHAEL KNAPP, AN INDIVIDUAL

By:
   -----------------------------------             -----------------------------
    [Name]
    [Title]

Date:                                              Date:


                                        2